Exhibit 99.3

RAGING CAPITAL MANAGEMENT, LLC
Ten Princeton Avenue
P.O. Box 228
Rocky Hill, NJ 08553

February 25, 2016

Richard N. Burger

Re:           A. M. Castle & Co.

Dear Mr. Burger:

This letter sets forth our mutual agreement with respect to compensation to be paid to you in connection with your agreement to be named and serve as a nominee of Raging Capital Master Fund, Ltd. on behalf of itself and its affiliates for election as a director of A. M. Castle & Co. (the “Company”) at the Company’s 2016 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”).

In consideration of your agreement to be named and serve as a nominee for election as a director of the Company at the Annual Meeting, Raging Capital Management, LLC (“Raging Capital”) hereby agrees to pay you (i) $10,000 in cash upon Raging Capital Master Fund, Ltd. (“Raging Master”) submitting a letter to the Company nominating you for election as a director of the Company (with such payment to be made as soon as reasonably practicable after you have been nominated), and (ii) $10,000 in cash upon the filing by Raging Master of a definitive proxy statement with the U.S. Securities and Exchange Commission relating to a solicitation of proxies in favor of your election as a director of the Company at the Annual Meeting (with such payment to be made as soon as reasonably practicable after the filing of the definitive proxy statement).  You hereby agree to use the after-tax proceeds of any such compensation to acquire securities of the Company (the “Nominee Shares”) at such time that you shall determine, after consulting with Raging Capital, but in any event no later than 90 days after receipt of such compensation; provided, however, in the event you are unable to transact in the securities of the Company due to possession of material non-public information or any other limitation or restriction, you shall have 90 days from the first date that you can transact in the securities of the Company to acquire the Nominee Shares.  If you are elected or appointed to serve as a director of the Company at the Annual Meeting or in connection with any settlement or similar understanding between Raging Capital and the Company with respect to the Annual Meeting, you agree not to sell, transfer or otherwise dispose of any Nominee Shares within two (2) years of your election or appointment as a director; provided, however, that in the event the Company enters into any merger, consolidation, business combination, sale of substantially all its assets or similar transaction with or involving a third party (a “Liquidity Event”), you may sell, transfer or exchange the Nominee Shares in accordance with the terms of such Liquidity Event.

You acknowledge and agree that notwithstanding the existence of this letter agreement or any payments to you by Raging Capital hereunder, you shall conduct your activities and make decisions in your capacity as a director of the Company completely independently of Raging Capital and its affiliates and nothing herein shall limit your ability to independently exercise your fiduciary duties as a director.

This letter agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

This letter agreement shall be governed by the laws of the State of New York, without regard to the principles of the conflicts of laws thereof.  Any legal action or proceeding arising out of the provisions of this letter agreement shall be brought and determined in the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

This letter agreement shall bind and inure to the benefit of the parties’ heirs, successors and assigns.

This letter agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

Very truly yours,

RAGING CAPITAL MANAGEMENT, LLC

By:	/s/ Frederick C. Wasch
Name:	Frederick C. Wasch
Title:	Chief Financial Officer

ACCEPTED AND AGREED:

/s/ Richard N. Burger
RICHARD N. BURGER